EXHIBIT 10


Manor Investment Funds, Inc.
113 West Chestnut Street
West Chester, PA  19087

Gentlemen:

     We have been asked to provide this opinion in connection with the registration under the Securities Act of 1933
("Securities Act") of 10,000,000 shares of the common capital stock (par value .001 per share) of MANOR INVESTMENT FUNDS, INC. ("Fund").

     We have examined the Articles of Incorporation of the Fund; the By-Laws of the Fund; various pertinent corporate proceedings; and such other items considered to be material to determine the legality of the sale of the authorized but unissued shares of the Fund's common capital stock. With respect to the good standing with the Commonwealth of Pennsylvania, its state of incorporation, and that all taxes due have been paid.

     Based upon the foregoing, it is our opinion that upon effectiveness of the Initial Registration Securities Act Registration Statement of the Fund filed pursuant to the provisions of Section 24(e) of the Investment Company Act of 1940 to register 1,500,000 shares of the Fund's common capital stock (.001 per share par value) and during such time as such Registration Statement is in effect, the Fund will be authorized to solicit and cause to be solicited share purchase orders and to issue its shares for a cash consideration, as described in the Fund's currently effective Prospectus and Statement of Additional Information, which shares so issued will be validly issued, fully paid and non-assessable shares.

     We offer no opinion with respect to the offer and sale of the Fund's securities under the securities laws of the several states, the District of Columbia, any territory of the United
States or of any foreign country.

     We consent to the inclusion of this opinion as an exhibit to the Securities Act Registration Statement of the Fund and to the reference in the Fund's Prospectus and /or Statement of Additional Information to the fact that this opinion concerning the legality of the issue on behalf of the Fund, as issuer, has been rendered by us.

                         Very truly yours,

                         Laverty, Nilsen & Reed



                         by ______________________________
                              Bruce W. Laverty, Esquire

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